Page 71 of 92 Pages

                                 FIRST AMENDMENT
                                       TO
                 PREFERRED STOCK AND WARRANT PURCHASE AGREEMENT


          This First Amend ment to Preferred Stock and Warrant Purchase Agreement (the "Amendment") is made as of December 22, 2000 between MedicaLogic/Medscape, Inc., an Oregon corporation (the "Company"), and the Investors listed on Schedule A hereto (the "Investors").

          The Company and the Investors are parties to a Preferred Stock and Warrant Purchase Agreement dated as of December 22, 2000 (the "Agreement"). The parties wish to amend the Agreement to reflect the purchase of additional securities by one of the Investors.

          NOW, THEREFORE, the parties agree as follows:

          1. All capitalized terms used herein and are defined herein shall have the meanings assigned to such terms in the Agreement.

          2. Section 2.5(a) of the Agreement is amended and restated to read in its entirety as follows:

                    "(a) At the Closing the authorized capital stock of the Company shall consist of 100,000,000 shares of Common Stock, 50,000,000 shares of preferred stock, of which 5,933,332 shares shall have been designated Series 1 Preferred Stock. At December 17, 2000, 55,719,682 shares of Common Stock (which includes shares of restricted Common Stock described below) and no shares of preferred stock were issued and outstanding. At December 17, 2000, 2,287,844 shares of Common Stock remained available for issuance under the Company's 1999 Employee Stock Purchase Plan. At December 17, 2000, the aggregate number of shares of restricted stock and options to purchase shares of Common Stock available to be issued or granted pursuant to any stock option plan or stock incentive plan of the Company or any Subsidiary was 959,779. At December 17, 2000, options to purchase 9,143,282 shares of Common Stock were outstanding and 2,210,750 shares of restricted Common Stock had been issued under such plans. Except for the Series 1 Preferred Stock and the Warrants, shares issuable under the Company's 1999 Employee Stock Purchase Plan and the stock options referred to in the preceding sentence (as may be updated pursuant to Section 5.16), there are no options, warrants, conversion privileges, subscription or purchase rights or other rights presently outstanding to purchase or otherwise acquire (x) any authorized but unissued, unauthorized or treasury shares of the Company's capital stock or (y) any securities of the Company convertible into or exercisable or exchangeable for shares of Common Stock, and there are no commitments, contracts, agreements, arrangements or understanding by the Company to issue any such securities."

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                                                            Page 72 of 92 Pages

          3. Schedule A to the Agreement is amended and restated to read in its entirety as attached as Schedule A hereto. ----------

          4.        Exhibit A to the Agreement is amended as follows:

          (a) the first paragraph of Section D is amended and restated to read in its entirety as follows:

                    "D. Series 1 Preferred  Stock.  This Article II.D sets forth
                     ----------------------------
the designation, relative rights, preferences and limitations of a new series of Preferred Stock of the Corporation as determined by the Board of Directors of the Corporation pursuant to its authority under ORS 60.134 and Article II.C. above. The shares of such series shall be designated Series 1 Convertible Redeemable Preferred Stock ("Series 1 Preferred Stock") and the number of shares
                             ------------------------
constituting such series shall be 5,933,332."

          (b) Section (D)(7) is amended and restated to read in its entirety as follows:

                    "7.  Protective  Provisions.  So long as 2,966,666 shares of
                         ----------------------
Series 1 Preferred Stock are outstanding (subject to adjustment for stock dividends, splits or combinations or other recapitalizations), the Corporation shall not without first obtaining the approval, by vote or written consent (which consent need not be unanimous and may be obtained without a shareholders' meeting), of the holders of at least a majority of the then outstanding shares of Series 1 Preferred Stock:

          (a)       authorize  any  voluntary   liquidation   under   applicable
bankruptcy legislation, any dissolution, liquidation or winding up of the Corporation or any deemed dissolution, liquidation or winding up within the meaning of Section 3(b);

          (b) effect or taking any action to facilitate any transaction or series of transactions resulting in the disposition of more than 50% of the voting power of the Corporation;

          (c) authorize any merger, acquisition or consolidation with any other corporation or joint venture involving consideration (determined in accordance with Section 3(c)) in excess of $5,000,000;

          (d) declare or pay any dividends or other distributions on the Corporation's capital stock (other than a dividend payable solely in shares in Common Stock or a dividend accruing pursuant to Section 2(b) hereof) or redeem, purchase or otherwise acquire any share or shares of Preferred Stock (except as provided in Section 4) or Common Stock; provided, however, that this restriction
                                        --------  -------
shall apply neither to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Corporation or any subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares at cost or at cost upon the occurrence of certain events, such as the termination of employment;

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                                                            Page 73 of 92 Pages


          (e) permit any subsidiary to issue and sell securities having a fair market value (as determined in accordance with Section 3(c)) in excess of $5,000,000;

          (f) sell more than $5,000,000 in its assets in a single or series of related transactions or create or suffer to be imposed any lien, mortgage, security interest or other charge on or against more than $5,000,000 of assets;

          (g) incur any indebtedness for borrowed money in excess of $5,000,000 in aggregate principal amount;

          (h) redeem, purchase or otherwise acquire any indebtedness of the Corporation (unless such indebtedness is otherwise due in accordance with its terms);

          (i) authorize any transactions with any affiliates (other than wholly-owned subsidiaries of the Corporation); or

          (j) amend or repeal any provision of the Corporation's Articles of Incorporation or Restated Bylaws if such action would adversely affect the relative rights, preferences and privileges of the Series 1 Preferred Stock (including, without limitation, (A) the authorization, creation or issuance of any Senior Capital Stock or Parity Capital Stock or any obligation or security convertible into or exchangeable into, or evidencing a right to purchase, shares of any class or series of Senior Capital Stock or Parity Capital Stock, (B) the increase of the directors on the Corporation's Board of Directors to a number greater than 12, or (C) the designation and issuance after the Series 1 Purchase Date of any additional shares of Series 1 Preferred Stock)."

          5. The first paragraph of Exhibit C to the Agreement is amended and restated to read in its entirety as follows:

                    "We have acted as counsel to MedicaLogic/Medscape, Inc., an Oregon corporation (the "Company"), in connection with the sale by the Company to you of an aggregate of 5,933,332 shares of the Company's Series 1 Convertible Redeemable Preferred Stock, without par value, and Common Stock Purchase Warrants (the "Warrants") to purchase an aggregate of 4,537,254 shares of its Common Stock, without par value, pursuant to the Preferred Stock and Warrant Purchase Agreement dated as of December 22, 2000, as amended (the "Agreement"). This opinion is delivered to you pursuant to Section 4.8 of the Agreement. Capitalized terms not otherwise defined in this opinion shall have the meanings ascribed to them in the Agreement or in the Legal Opinion Accord of the ABA Section of Business Law (1991) (the "Accord")."

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                                                            Page 74 of 92 Pages

          6. Recital G of Exhibit D to the Agreement is amended and restated to read in its entirety as follows:

                    G. The Company proposes to sell and issue up to 5,933,332 shares of Series 1 Convertible Redeemable Preferred Stock, without par value (the "Series 1 Preferred Stock"), and warrants to purchase up to 4,537,254 shares of common stock, without par value (the "Series 1 Warrant Shares") in a closing pursuant to the Preferred Stock and Warrant Purchase Agreement (the "Series 1 Agreement") among the Company and certain investors listed on Signature Page I dated as of December 22, 2000, as amended (the "Series 1 Purchasers")."

          7.        Except  as  expressly   modified  by  this  Amendment,   the
Agreement remains in full force and effect as written.


          8. This Amendment shall be governed by and construed under the laws of the state of Oregon.

          9. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.



                            (Signature page follows.)

                                       4
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                                                            Page 75 of 92 Pages



          IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date and years first written above.

                                MEDICALOGIC/MEDSCAPE, INC.


                                 By:  ________________________________
                                      Name: David Moffenbeier
                                      Title: Chief Executive Officer


                                QUANTUM INDUSTRIAL PARTNERS LDC


                                 By:  ________________________________
                                      Name:
                                      Title:


                                SFM DOMESTIC INVESTMENTS LLC


                                 By:  ________________________________
                                      Name:
                                      Title:


                                RAM TRADING, LTD.


                                 By:  ________________________________
                                      Name:
                                      Title:


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